Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

GLYCOMIMETICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	2,128,952,453 (1)	(2)	$70,965.08 (2)	$0.00015310	$10.87
Fees Previously Paid	Equity	-Common Stock, $0.001 par value per share	Other-	2,128,952,453 (1)	(2)	$70,965.08 (2)	$0.00015310	$10.87
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$70,965.08 (2)	-	$10.87
	Total Fees Previously Paid							$10.87
	Total Fee Offsets							-
	Net Fee Due							$0.00

(1)	Relates to common stock, $0.001 par value per share, of GlycoMimetics, Inc., a Delaware corporation (“GlycoMimetics”), issuable to holders of common stock, $0.0001 par value per share, of Crescent Biopharma, Inc., a Delaware corporation (“Crescent”), in the proposed merger of Gemini Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of GlycoMimetics, with and into Crescent, with Crescent surviving the merger, and as part of the same overall transaction, Crescent will merge with and into Gemini Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Crescent, with Gemini Merger Sub II, LLC continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the merger. The amount of equity securities of GlycoMimetics to be registered includes (i) the estimated maximum number of shares of common stock of GlycoMimetics that are expected to be issued (or become issuable upon conversion of GlycoMimetics Series A Preferred Stock, exercise of GlycoMimetics pre-funded warrants, and exercise of GlycoMimetics stock options) pursuant to the merger, without taking into account the effect of a reverse stock split of common stock of GlycoMimetics, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 14.9149 shares of common stock of GlycoMimetics for each outstanding share of common stock of Crescent, and (ii) shares of GlycoMimetics Series A Preferred Stock issued in exchange for Crescent Preferred Stock, GlycoMimetics pre-funded warrants issued in exchange for Crescent pre-funded warrants, and GlycoMimetics stock options issued in exchange for Crescent stock options. GlycoMimetics previously paid $10.87 with respect to these shares based on such maximum number of shares of 2,128,952,453 as reflected in the “Fees Previously Paid.”

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Crescent is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Crescent securities expected to be exchanged in the proposed merger.